                AMENDED AND RESTATED AGREEMENT AND PLAN OF MERGER

         This AGREEMENT AND PLAN OF MERGER (this "Agreement") is made and entered into as of September 22, 2000 among North American Scientific, Inc., a Delaware corporation ("Parent"), NASI Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of Parent ("Merger Sub"), and Theseus Imaging Corporation, a Delaware corporation (the "Company"), Allan M. Green, M.D., Ph.D., J.D., an individual ("Green"), Robert Bender and Sally Hansen, jointly and severally ("Bender"), and Irwin Gruverman, an individual ("Gruverman").

                                    RECITALS

A. Parent, Acquisition Sub, the Company, Green, Bender and Gruverman are parties to that certain Agreement and Plan of Merger, dated as of October 21, 1999 (the "Merger Agreement") whereby, subject to the terms and conditions of the Merger Agreement, Parent agreed to acquire the Company through the statutory merger of Acquisition Sub with and into the Company.

B. The Boards of Directors of each of the Company, Parent and Merger Sub continue to believe it is in the best interest of each company and their respective stockholders that Parent acquire the Company through the statutory merger of Merger Sub with and into the Company (the "Merger") and, in furtherance thereof, have approved the Merger.

C. Green, Bender and Gruverman and/or their respective Affiliates (as hereinafter defined) are majority stockholders of Company and desire to induce Parent and Merger Sub to enter into this Agreement.

D. Parent, Merger Sub, the Company, Green, Bender and Gruverman desire to make certain representations and warranties and other agreements in connection with the Merger, and desire to amend and restate the original Merger Agreement in order to induce Parent and Merger Sub to consummate the transactions contemplated hereby.

E. The Company has executed a Third Amended and Restated Secured Note dated June 9, 2000 payable to the order of Parent in the amount of $8,000,000 (the "Secured Note") and has agreed that the proceeds from the Secured Note are to be used for the completion of FDA required tasks and related tasks leading to the commercialization of certain products.

         NOW, THEREFORE, in consideration of the covenants, promises and representations set forth herein, and for other good and valuable consideration, intending to be legally bound hereby the parties agree as follows:

                                    ARTICLE I

                                   DEFINITIONS

         1.1 AMENDMENT AND RESTATEMENT. Each of the parties hereto hereby acknowledges and agrees that this Agreement amends, restates, supplements and replaces the Merger Agreement in its entirety. It is understood and agreed that each of the Exhibits and Schedules to the Merger Agreement shall for all intents and purposes be the Exhibits and Schedules to this Agreement.

         1.2 DEFINITIONS. For purposes of this Agreement, the following terms shall have the meanings ascribed to them below.

         (a) "COMPANY INTELLECTUAL PROPERTY" shall mean any Intellectual Property that is owned by, or licensed to, the Company, including, without limitation, the name Apomate, and the rights granted in the following agreements: License Agreement between NeoRx Corporation and Theseus, Ltd., dated August 7, 1998 ("NeoRx Agreement"); License Agreement between the Board of Trustees of the Leland Stanford Junior University and Theseus Medical Imaging, dated April 1, 1998 ("Stanford Agreement"); License Agreement between the University of Washington and Theseus Imaging, Inc., dated June 8, 1999 (the "University of Washington Agreement"); and the proposed agreement with the University of Michigan for MCP and NAP (the "Michigan License Agreement") and any other license agreements that Company enters into prior to Closing.

         (b) "COMPANY OPTION" shall mean an option granted by the Company prior to the Closing to purchase Company Stock, including options granted, pursuant to "Theseus Imaging Corporation 1998 Employee, Director and Consultant Stock Plan," attached hereto as EXHIBIT 1.4(i) as evidenced by either an executed "Non-Qualified Stock Option Agreement Theseus Imaging Corporation," attached hereto as EXHIBIT 1.4(ii) or an executed "Incentive Stock Option Agreement Theseus Imaging Corporation," attached hereto as
EXHIBIT 1.4(iii).

         (c) "COMPANY STOCK" shall mean the shares of Company common stock outstanding as of the Closing.

         (d) "COMPANY STOCKHOLDERS" shall mean the holders of Company Stock as of the Closing.

         (e) "DAMAGES" shall mean all liabilities, assessments, levies, losses, fines, penalties, damages, costs and expenses, including, without limitation, reasonable fees and expenses of attorneys, accountants and other professionals, actually sustained or incurred by an Indemnified Party in connection with the defense (once a claim is asserted) or investigation of any claim, which amount shall be reduced by insurance proceeds received from third parties and reduced by tax benefits to the Indemnified Party.

         (f) "EMPLOYEE" shall mean any current, former or retired employee, officer, or director of the Company.

         (g) "INDEMNIFIED PARTY" shall mean a party hereto who is entitled to indemnification from another party hereto pursuant to Article VIII.

         (h) "INDEMNIFYING PARTY" shall mean a party hereto who is required to provide indemnification under Article VIII to another party hereto.

         (i) "INTELLECTUAL PROPERTY" shall mean any or all of the following and all rights in, arising out of, or associated therewith: (i) all United States, international and foreign patents and applications therefor and all reissues, divisions, renewals, extensions, provisionals, continuations and continuations-in-part thereof; (ii) all inventions (whether patentable or not), invention disclosures, improvements, drug candidates, trade secrets, proprietary information, know how, technology, technical data, non-technical data, formula, methods, techniques, financial data, and customer lists, and all documentation relating to any of the foregoing; (iii) all copyrights, copyright registrations and applications therefor, and all other rights corresponding thereto throughout the world; (iv) all industrial designs and any registrations and applications therefor throughout the world;
(v) all trade names, logos, common law trademarks and service marks, trademark and service mark registrations and applications therefor throughout the world; (vi) all databases and data collections and all rights therein throughout the world; and (vii) any similar or equivalent rights to any of the foregoing anywhere in the world.

         (j) "KNOWLEDGE" shall mean (i) actual knowledge and (ii) that knowledge which a prudent businessperson should have obtained in the management of his or her business affairs after making due inquiry and exercising due diligence with respect thereto. In connection therewith, the knowledge (both actual and constructive) of any directors or officers of the Company shall be imputed to be knowledge of the Company, Green, Bender or Gruverman.

         (k) "PARENT OPTION" shall mean an option to purchase a number of shares of Parent Common Stock (as hereinafter defined) pursuant to an executed stock option agreement between the Parent and each Company Option holder, such agreement providing vesting and other rights and conditions substantially similar to those rights and conditions set forth in the Company Option exchanged therefore.

         (l) "REGISTERED INTELLECTUAL PROPERTY" means all United States, international and foreign: (i) patents and patent applications (including provisional applications); (ii) registered trademarks, applications to register trademarks, intent-to-use applications, or other registrations or applications related to trademarks; (iii) registered copyrights and applications for copyright registration; and (iv) any other Intellectual Property that is the subject of an application, certificate, filing, registration or other document issued, filed with, or recorded by any state, government or other public legal authority.

         (m) "THESEUS PRE-MERGER PRODUCTS" shall mean products sold by the Company or Parent or their respective licensees, affiliates and sub-licensees comprising of the following third party licensed products and/or products in development by the Company as of the date of this
Agreement: Technetium Tc-99m-Apomate ("Apomate(TM)") and products arising from collaboration with investigators from the University of Michigan for MCP ("MCP"); and improvements of any of the foregoing, provided that such improvements are made during a period in which Green is employed by the Company. "Apomate(TM)" shall mean the 99mTc labeled Annexin protein used in the in vivo gamma imaging of cellular apoptosis.

         (n) "THIRD PARTY CLAIMS" shall mean any claims for Damages which are asserted or threatened by a party other than the parties hereto, their successors and permitted assigns, against any Indemnified Party or to which an Indemnified Party is subject.

         (o) THIRD PARTY EXPENSES shall mean all fees and expenses incurred in connection with the Merger excluding legal fees and expenses.

                                   ARTICLE II

                                   THE MERGER

         2.1 THE MERGER. At the Effective Time (as defined in Section 2.3) and subject to and upon the terms and conditions of this Agreement and the applicable provisions of the Delaware General Corporation Law ("Delaware Law"), Merger Sub shall be merged with and into the Company, the separate corporate existence of Merger Sub shall cease, and the Company shall continue as the surviving corporation and as a wholly-owned subsidiary of Parent. The Company as the surviving corporation after the Merger is hereinafter sometimes referred to as the "Surviving Corporation."

         2.2 THE CLOSING. Unless this Agreement is terminated earlier pursuant to Section 9.1, or unless the parties agree in writing to an earlier date, the closing of the Merger (the "Closing") will take place, subject to satisfaction or waiver of the conditions set forth in Article VII of this Agreement, sixty (60) days after the conclusion of Successful Clinical Trials (as hereinafter defined) of Apomate products in at least three applications with a minimum of five humans per application with appropriate reports provided to Parent for evaluation. Conflicting results will be evaluated with additional human tests, but the Company shall not be obligated to test more than five additional humans per application. Parent will determine in good faith, the success or failure of such clinical trials. The location of the Closing will be at the offices of D'Ancona & Pflaum LLC, 111 East Wacker Drive, Suite 2800, Chicago, Illinois, unless another place or time is agreed to by Parent and the Company. The date upon which the Closing actually occurs is herein referred to as the "Closing Date."

         2.3 EFFECTIVE TIME. On the Closing Date, the parties hereto shall cause a certificate of merger (the "Certificate of Merger") to be properly executed and filed in accordance with the laws of the State of Delaware and the terms of this Agreement. The parties hereto shall also take such further actions as may be required under the laws of the State of Delaware in connection with the consummation of the Merger. The Merger shall become effective at such time as the Certificate of Merger is duly filed with the Secretary of State of the State of Delaware or at such later time as specified in the Certificate of Merger (the "Effective Time").

         2.4 EFFECT OF THE MERGER. The effect of the Merger shall be as provided in the applicable provisions of Delaware Law. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

         2.5 CERTIFICATE OF INCORPORATION. Unless otherwise determined by Parent prior to the Effective Time, at the Effective Time, the Certificate of Incorporation of the Company, as in effect immediately prior to the Effective Time, shall be the Certificate of Incorporation of the Surviving Corporation until hereafter amended as provided by law and such Certificate of Incorporation.

         2.6 BYLAWS. Unless otherwise determined by Parent, the Bylaws of Merger Sub, as in effect immediately prior to the Effective Time, shall be the Bylaws of the Surviving Corporation until thereafter amended.

         2.7 DIRECTORS AND OFFICERS. The director(s) of Merger Sub immediately prior to the Effective Time shall be the initial director(s) of the Surviving Corporation, each to hold office in accordance with the Certificate of Incorporation and Bylaws of the Surviving Corporation. The officers of Merger Sub immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation, each to hold office in accordance with the Bylaws of the Surviving Corporation.

         2.8 CONSIDERATION. The aggregate consideration to be paid by Parent in the Merger (the "Merger Consideration") shall be up to an aggregate 350,000 shares of Parent's common stock, par value of $.01 per share ("Parent Common Stock"), less any legal fees and expenses incurred by Company as a result of the Merger, to be distributed in accordance with Section 2.9(a) below and cash in an amount sufficient to permit payment of cash in lieu of fractional shares pursuant to Section 2.10(e) below. The Parent Stock issued as the Merger Consideration shall be restricted shares and shall not have been registered under the Securities Act of 1933, as amended (the "Securities Act").

         2.9 DISTRIBUTION OF MERGER CONSIDERATION. The Merger Consideration shall be distributed as follows:

         (a) RATABLE DISTRIBUTION OF MERGER CONSIDERATION. The Merger Consideration shall be distributed ratably on a fully diluted basis among holders of Company Stock and Company Options subject to exercise rights pursuant to an executed stock option agreement between Parent and each holder of a Company Option. Attached hereto is Schedule 2.9(a) which indicates the persons to whom the Merger Consideration shall be distributed and the respective percentage of the Merger Consideration to be received by each of them.

         (b) CERTIFICATES. Not later than fifteen (15) business days prior to the date that any of the Merger Consideration is to be delivered by Parent to the Company Stockholders and holders of Company Options, the Company shall deliver to Parent a certificate (the "Company Certificate") identifying each of the Company Stockholders and holders of Company Options and the portions of such Merger Consideration, as the case may be, that each such Company

Stockholder and such holder of Company Options are entitled to receive pursuant to Section 2.8(a) above. Parent shall be entitled to rely without investigation on the information set forth in such Company Certificate in delivering the Merger Consideration. Notwithstanding anything to the contrary in this Agreement, Parent shall not be obligated to deliver any portion of the Merger Consideration to the Company Stockholders and/or holders of Company Options unless and until the Company shall have delivered the Company Certificate to Parent with respect to that portion of the Merger Consideration as required by this Section 2.9(b).

          (c) RELEASE. The Company, for itself and all Company Stockholders and each of their respective officers, directors, stockholders, partners, agents, administrators, representatives, affiliates, predecessors in interest, successors and assigns, shall, on the Closing Date, unconditionally and forever releases and discharges Parent, each of its subsidiaries (including the Surviving Corporation), and each of their respective officers, directors, stockholders, partners, agents, administrators, representatives, affiliates, predecessors in interest, successors and assigns (the "Released Parties") of and from any and all claims, causes of action, liabilities, obligations, costs and expenses of every kind and nature whatsoever, at law or in equity, whether contractual, common law, statutory, federal, state or otherwise, known or unknown, suspected or unsuspected, direct or derivative, which now exist or may hereafter exist based upon or relating in any manner to the distribution of the Merger Consideration pursuant to Section 2.9.

         2.10      EFFECT ON COMPANY CAPITAL STOCK AND COMPANY OPTIONS.

         (a) CONVERSION OF COMPANY STOCK. Each share of Company Stock outstanding as of the Closing, shall be canceled and extinguished and shall be converted automatically into the right to receive, when payable, that portion of the Merger Consideration set forth in Section 2.9, upon surrender to Parent of the certificate representing such share of Company. Any resulting fractional shares shall be subject to Section 2.10(e) of this Agreement.

         (b) CONVERSION OF COMPANY OPTIONS. Effective at the Effective Time, Parent will assume each Company Option. Each share of Company Stock reserved by a Company Option shall equitably be converted into an appropriate fraction of a share of Parent Common Stock covered by a Parent Option. The exercise price of the Parent Option likewise shall be appropriately set to reflect the aforesaid conversion.

         (c) CANCELLATION OF COMPANY-OWNED STOCK. Each share of Company Stock owned by the Company immediately prior to the Effective Time shall be canceled and extinguished without any conversion thereof.

         (d) CAPITAL STOCK OF MERGER SUB. Each share of common stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for one validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation. Each stock certificate of Merger Sub evidencing ownership of any such shares of common stock of the Merger Sub shall, as of the Effective Time, evidence ownership of such shares of common stock of the Surviving Corporation.

         (e) FRACTIONAL SHARES. No fraction of a share of Parent Common Stock will be issued, but in lieu thereof, each holder of shares of Company Stock who would otherwise be entitled to a fraction of a share of Parent Common Stock (after aggregating all fractional shares of Parent Common Stock to be received by such holder) shall be entitled to receive, without any interest, from Parent an amount of cash (rounded to the nearest whole cent) equal to the product of (i) such fraction, multiplied by (ii) fifteen dollars ($15).

         2.11 AMENDMENT TO THE STANFORD AGREEMENT. Prior to the Closing, Company shall have entered into an agreement with the Board of Trustees of Leland Stanford Junior University ("Stanford") to amend the Stanford Agreement to replace the Company's obligation to issue and Stanford's right to receive preferred stock of the Company with an obligation to issue and right to receive Company Stock, and to provide that the Company (and any successor to the Company) shall have no obligation to issue and Stanford shall have no right to receive additional shares of the Company's (or any successor's) stock after the Closing ("Stanford Amendment").

         2.12 AMENDMENT TO THE UNIVERSITY OF WASHINGTON AGREEMENT. Prior to the Closing, Company shall have entered into an agreement with the University of Washington to amend the University of Washington Agreement to replace the Company's obligation to issue and the University of Washington's right to receive preferred stock of the Company with an obligation to issue and right to receive Company Stock, and to provide that the Company (and any successor to the Company) shall have no obligation to issue and the University of Washington shall have no right to receive additional shares of the Company's (or any successor's) stock after the Closing ("Washington Amendment").

         2.13 AMENDMENT TO THE NEORX AGREEMENT. Prior to the Closing, Company shall have entered into an agreement with NeoRx Corporation ("NeoRx") to amend the NeoRx Agreement to replace the Company's obligation to issue and NeoRx's right to receive preferred stock of the Company with an obligation to issue and right to receive Company Stock, and to provide that the Company (and any successor to the Company) shall have no obligation to issue and NeoRx shall have no right to receive additional shares of the Company's (or any successor's) stock after the Closing ("NeoRx Amendment").

         2.14 NO FURTHER OWNERSHIP RIGHTS IN COMPANY COMMON STOCK. All shares of Parent Common Stock issued upon the surrender for exchange of shares of Company Stock in accordance with the terms hereof shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of Company Stock, and there shall be no further registration of transfers on the records of the Surviving Corporation of shares of Company Capital Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, certificates are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Article II.

         2.15 TAX CONSEQUENCES. It is the intention of the parties to this Agreement that to the extent reasonably practicable, the Merger shall be a tax free transaction pursuant to Section 368(a) of the Internal Revenue Code of 1986, as amended.

         2.16 TAKING OF NECESSARY ACTION; FURTHER ACTION. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this

Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of the Company and Merger Sub, the officers and directors of the Company and Merger Sub are fully authorized in the name of their respective corporations or otherwise to take, and will take, all such lawful and necessary action.

                                   ARTICLE III

                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY,
                           GREEN, BENDER AND GRUVERMAN

         Except as set forth in the disclosure schedule accompanying this Agreement and initialed by the parties hereto (the "Disclosure Schedule"), the Company represents and warrants, and Green, Bender and Gruverman to the best of their knowledge represent and warrant, jointly and severally, to Parent and Merger Sub that the statements contained in this Article III are true, correct and complete as of the date of this Agreement and will continue to be true, correct and complete as of the Closing Date, as though such statements were remade on the Closing Date. The Disclosure Schedule will be arranged in paragraphs corresponding to the numbered and lettered paragraphs contained in this Article III.

         3.1 ORGANIZATION OF THE COMPANY. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. The Company has the corporate power to own, operate and lease its properties and to carry on its business as now being conducted, except where the failure to have such power or authority would not, individually or in the aggregate, have a Material Adverse Effect (as defined below). The Company is duly qualified or licensed to conduct its business and is in good standing as a foreign corporation in each jurisdiction in which the failure to be so qualified would have, or would reasonably be expected to have, a material adverse effect on the business, assets (including intangible assets), financial condition, results of operations or liabilities of the Company (hereinafter referred to as a "Material Adverse Effect"). The Company has delivered a true and correct copy of its Certificate of Incorporation and Bylaws, each as amended to date, to Parent.

         3.2 COMPANY CAPITAL STRUCTURE. The authorized capital stock of the Company consists of 1,000,000 shares of common stock, par value $0.01 per share. The Company Stock is held of record and beneficially by the persons, with the addresses of record and in the amounts set forth on SCHEDULE 3.2. All outstanding shares of Company Stock are duly authorized, validly issued, fully paid and non-assessable and not subject to preemptive rights or other purchase transfer created by statute, the Certificate of Incorporation or Bylaws of the Company or any agreement to which the Company, Green, Bender, or Gruverman is a party or by which any of them is bound.

         3.3 AUTHORITY. The Company has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company. The Company's Board of Directors and Company Stockholders have unanimously approved the Merger and this Agreement. This Agreement has been duly executed and delivered by the Company and constitutes the valid and binding obligation of the Company, enforceable against it in accordance with its terms except
(i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors' rights generally and (ii) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies. Green, Bender and Gruverman possess the necessary legal capacity to enter into this Agreement and consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by Green, Bender and Gruverman and constitutes a valid and binding obligation of each of Green, Bender and Gruverman, enforceable against them in accordance with its terms except (i) as limited by applicable bankruptcy and other laws of general application affecting enforcement of creditors' rights generally and
(ii) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies.

         3.4 NO VIOLATION. The execution and delivery of this Agreement by the Company does not, and, as of the Effective Time, the consummation of the transactions contemplated hereby will not, conflict with, or result in any violation of, or default under (with or without notice or lapse of time, or both), or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any benefit under (any such event, a "Conflict") (i) any provision of the Certificate of Incorporation or Bylaws of the Company or (ii) any mortgage, indenture, lease, contract or other agreement or instrument, permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to the Company or its properties or assets.

         3.5 CONSENTS. Except as set forth on SCHEDULE 3.5, no consent, waiver, approval, order or authorization of, or registration, declaration or filing with, any court, administrative agency or commission or other federal, state, country, local or foreign governmental authority, instrumentality, agency or commission ("Governmental Entity") or any third party (so as not to trigger any Conflict) is required by or with respect to the Company in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, except for the filing of the Merger Agreement with the Delaware Secretary of State and such consents, waivers, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable federal and state securities laws.

         3.6 COMPANY FINANCIAL STATEMENTS. SCHEDULE 3.6 sets forth (i) the Company's unaudited balance sheet as of August 31, 1999 (the "Balance Sheet"), and the related statement of operations for the 8 month period then ended (collectively, the "Company Financials"). The Company Financials are correct in all material respects and have been prepared in accordance with generally accepted accounting principles ("GAAP") applied on a basis consistent throughout the periods indicated. The Company Financials present fairly the financial condition and operating results of the Company as of the dates and during the periods indicated therein, subject to normal year-end adjustments, which adjustments will not be material in amount or significance (and except the unaudited Financial Statements may not contain all footnotes required by GAAP).

         3.7       NO UNDISCLOSED LIABILITIES. Except as set forth on
SCHEDULE 3.7, the Company has no liability, indebtedness, obligation, expense, claim, deficiency, guaranty or endorsement of any type, whether accrued, absolute, contingent, matured, unmatured or other (whether or not required to be reflected in financial statements in accordance with GAAP), which individually or in the aggregate, has not been reflected in the Company Financials.

         3.8 NO CHANGES. Except as set forth on SCHEDULE 3.8, since the date of the Balance Sheet, there has not been, occurred or arisen any:

         (a) transaction by the Company except in the ordinary course of business as conducted on the date of the Balance Sheet and consistent with past practices;

         (b) amendments or changes to the Certificate of Incorporation or Bylaws of the Company;

         (c) capital expenditure or unsatisfied commitment by the Company, either individually exceeding $5,000 or in the aggregate exceeding $25,000;

         (d) destruction of, damage to or loss of any material assets of the Company (whether or not by covered by insurance);

         (e) labor dispute or claim of wrongful discharge or other unlawful labor practice or action;

         (f) resignation or termination of any key officers or employees of the Company, and to its knowledge, the Company does not know of the impending resignation or termination of employment of any such officer or employee;

         (g)       revaluation by the Company of any of its assets;

         (h) declaration, setting aside or payment of a dividend or other distribution with respect to the capital stock of the Company, or any direct or indirect redemption, purchase or other acquisition by the Company of any Company Stock;

         (i) sale, lease, license or other disposition of any of the assets or properties of the Company;

         (j) amendment or termination of any material contract, agreement or license to which the Company is a party or by which it is bound;

         (k) loan by the Company to any person or entity, incurrence by the Company of any indebtedness, guarantee by the Company of any indebtedness, issuance or sale of any debt securities of the Company or guarantee of any debt securities of others, except for advances to employees for travel and business expenses in the ordinary course of business, consistent with past practices;

         (l)       waiver or release of any right or claim of the Company;

         (m) commencement or notice or threat of commencement of any lawsuit or proceeding against or investigation of the Company or its affairs;

         (n) notice of any claim of ownership by a third party of Company Intellectual Property Rights or of infringement by the Company of any third party's intellectual property rights;

         (o) issuance or sale by the Company of any of its shares of capital stock, or securities exchangeable, convertible or exercisable therefor, or of any other of its securities;

         (p) change in pricing or royalties set or charged by persons who have licensed Company Intellectual Property rights to the Company;

         (q) event or condition of any character that has had or could be reasonably expected to have a Material Adverse Effect on the Company; or

         (r) negotiation or agreement by the Company or any officer or employee thereof to do any of the things described in the preceding clauses
(a) through (q) (other than negotiations with Parent and its representatives regarding the transactions contemplated by this Agreement).

         3.9       TAX AND OTHER RETURNS AND REPORTS.

         (a) DEFINITION OF TAXES. For the purposes of this Agreement, "Tax" or, collectively, "Taxes" means any and all federal, state, local and foreign taxes, assessments and other governmental charges, duties, impositions and liabilities, including taxes based upon or measured by gross receipts, income, profits, sales, use and occupation, and value added, ad valorem, transfer, franchise, withholding, payroll, recapture, employment, excise and property taxes, together with all interest, penalties and additions imposed with respect to such amounts and any obligations under any agreements or arrangements with any other person with respect to such amounts and including any liability for taxes of a predecessor entity.

         (b)       TAX RETURNS AND AUDITS. Except as set forth on SCHEDULE
3.9:

                   (i) The Company as of the Effective Time will have prepared and filed all required federal, state, local and foreign returns, estimates, information statements and reports ("Returns") relating to any and all Taxes concerning or attributable to the Company or its operations, such Returns are true and correct as to all material items and have been completed in accordance with applicable law and no Taxes will be owing after the Closing for any period covered by any of the Returns.

                   (ii) The Company as of the Effective Time: (A) will have paid or accrued all Taxes it is required to pay or accrue and (B) will have withheld with respect to its employees all federal and state income taxes, FICA, FUTA and other Taxes required to be withheld.

                   (iii) The Company has not been delinquent in the payment of any Tax nor is there any Tax deficiency outstanding, proposed or assessed against the Company, nor has the Company executed any waiver of any statute of limitations on or extending the period for the assessment or collection of any Tax.

                   (iv) No audit or other examination of any Return of the Company is currently in progress, nor has the Company been notified of any request for such an audit or other examination.

                   (v) The Company has no liabilities for unpaid federal, state, local and foreign Taxes which have not been accrued or reserved against in accordance with GAAP on the Balance Sheet, whether asserted or unasserted, contingent or otherwise, and the Company has no knowledge of any basis of the assertion of any such liability attributable to the Company, its assets or operations.

                   (vi) The Company has provided to Parent copies of all federal and state income and all state sales and use Tax Returns for all periods since the date of the Company's incorporation.

                   (vii) There are and as of immediately following the Effective Time there will be no liens, pledges, charges, claims, security interests or other encumbrances of any sort ("Liens") on the assets of the Company relating to or attributable to Taxes.

                   (viii) The Company has no knowledge of any basis for the assertion of any claim relating or attributable to Taxes which, if adversely determined, would result in any Lien on the assets of the Company.

                   (ix) As of the Effective Time, there will not be any contract, agreement, plan or arrangement, including but not limited to the provisions of this Agreement, covering any employee or former employee of the Company that, individually or collectively, could give rise to the payment of any amount that would not be deductible pursuant to Section 280G or 162 of the Code.

                   (x) The Company has not filed any consent agreement under Section 341(f) of the Code or agreed to have Section 341(f)(2) of the Code apply to any disposition of a subsection (f) asset (as defined in Section 341(f)(4) of the Code) owned by the Company .

                   (xi) The Company is not a party to a tax sharing or allocation agreement nor does the Company owe any amount under any such agreement.

                   (xii) The Company's tax basis in its assets for purposes of determining its future amortization, depreciation and other federal income tax deductions is accurately reflected on the Company's tax books and records.

         3.10 RESTRICTIONS ON BUSINESS ACTIVITIES. Except as set forth on SCHEDULE 3.10, there is no agreement (noncompete or otherwise), commitment, judgment, injunction, order or decree to which the Company is a party or otherwise binding upon the Company which has or reasonably could be expected to have the effect of prohibiting or impairing any business practice of the Company, any acquisition of property (tangible or intangible) by the Company or the conduct of business by the Company. Without limiting the foregoing, the Company has not entered into any agreement under which the Company is restricted from selling, licensing or otherwise distributing any of its products to any class of customers, in any geographic area, during any period of time or in any segment of the market.

         3.11      TITLE TO PROPERTIES; ABSENCE OF LIENS AND ENCUMBRANCES.

         (a) The Company neither owns any real property, nor has it ever owned any real property. SCHEDULE 3.11(a) sets forth a list of all real property currently, leased by the Company, the name of the lessor, the date of the lease and each amendment thereto and, with respect to any current lease, the aggregate annual rental and/or other fees payable under any such lease. All such current leases are in full force and effect, are valid and effective in accordance with their respective terms, and there is not, under any of such leases, any existing default or event of default (or event which with notice or lapse of time, or both, would constitute a default).

         (b) The Company has good and valid title to, or, in the case of leased properties and assets, valid leasehold interests in, all of its tangible properties and assets, real, personal and mixed, used or held for use in its business, free and clear of any Liens (as defined in Section 3.8(b)(vii)), except as reflected in the Company Financials or in SCHEDULE 3.11(b) and except for liens for taxes not yet due and payable and such imperfections of title and encumbrances, if any, which are not material in character, amount or extent, and which do not materially detract from the value, or materially interfere with the present use, of the property subject thereto or affected thereby.

         3.12      INTELLECTUAL PROPERTY.

         (a) SCHEDULE 3.12(a) lists all of the Registered Intellectual Property owned by, or filed in the name of, the Company (the "Company Registered Intellectual Property").

         (b) SCHEDULE 3.12(b) lists all proceedings or actions before any court, tribunal (including the United States Patent and Trademark Office ("PTO") or equivalent authority anywhere in the world) related to any Company Intellectual Property. Except as set forth on SCHEDULE 3.12(c), no Company Intellectual Property or product or service of the Company is subject to any proceeding or outstanding decree, order, judgment, agreement, or stipulation restricting in any manner the use, transfer, or licensing thereof by the Company, or which may affect the validity, use or enforceability of such Company Intellectual Property.

         (c) Each item of Company Registered Intellectual Property is valid and subsisting, all necessary registration, maintenance and renewal fees in connection with such Registered Intellectual Property have been made and all necessary documents and certificates in connection with such Registered Intellectual Property have been filed with the relevant patent, copyright, trademark or other authorities in the United States or foreign jurisdictions, as the case may be, for the purposes of maintaining such Registered Intellectual Property.

         (d) Except as set forth on SCHEDULE 3.12(d): (i) the Company owns and has good and exclusive title to each item of Intellectual Property used in connection with the operation or conduct of its business, including all Company Registered Intellectual Property listed on Schedule 3.11(b), free and clear of any lien or encumbrance; and (ii) the Company is the exclusive owner of all trademarks and trade names used in connection with the operation or conduct of its business, including the sale of any products or drug candidates or the provision of any services by it.

         (e) To the extent that any work, invention, or material has been developed or created by a third party for the Company, the Company has a written agreement with such third party with respect thereto and the Company thereby has obtained ownership of, and is the exclusive owner of, or has a valid exclusive license to use, all Intellectual Property in such work, material or invention by operation of law or by valid assignment.

         (f) Except as set forth on SCHEDULE 3.12(f), the Company has not transferred ownership of, or granted any exclusive license with respect to, any Intellectual Property that is or was Company Intellectual Property, to any third party.

         (g) SCHEDULE 3.12(g) lists all contracts, licenses and agreements to which the Company is a party that are currently in effect (i) with respect to Company Intellectual Property licensed or offered to any third party; or (ii) pursuant to which a third party has licensed or transferred any Intellectual Property to the Company. The contracts, licenses and agreements listed on SCHEDULE 3.12(g) are in full force and effect. The consummation of the transactions contemplated by this Agreement will neither violate nor result in the breach, modification, cancellation, termination, or suspension of such contracts, licenses and agreements. The Company is in compliance with, and has not breached any term any of such contracts, licenses and agreements and, to the knowledge of the Company, all other parties to such contracts, licenses and agreements are in compliance with, and have not breached any term of, such contracts, licenses and agreements, including without limitation, the Stanford Agreement, the NeoRx Agreement and the University of Washington Agreement.

         (h) Except as set forth on SCHEDULE 3.12(h), following the Closing Date, the Surviving Corporation will be permitted to exercise all of the Company's rights under the contracts, licenses and agreements listed on
SCHEDULE 3.12(g) to the same extent the Company would have been able to had the transactions contemplated by this Agreement not occurred and without the payment of any additional amounts or consideration other than ongoing fees, royalties or payments which the Company would otherwise be required to pay. Company is not a party to, or bound by, any unexpired, undischarged or unsatisfied written contract, agreement, indenture, mortgage, debenture, note or other instrument under the terms of which performance by Company according to the terms of this Agreement will be a default or event of acceleration, which default or acceleration would have a Material Adverse Effect, or whereby timely performance by Company according to the terms of this Agreement may be prohibited, prevented or delayed.

         (i) The Company possesses all licenses, permits, registration and governmental approvals (the "Permits") which are required in order for the Company to pursue the commercialization of Apomate where the failure to possess such Permits would have a Material Adverse Effect.

         (j) SCHEDULE 3.12(j) lists all contracts, licenses and agreements between the Company and any third party wherein or whereby the Company has agreed to, or assumed, any obligation or duty to warrant, indemnify, hold harmless or otherwise assume or incur any obligation or liability with respect to the infringement or misappropriation by the Company or such third party of the Intellectual Property of any third party.

         (k) The operation of the business of the Company, including the Company's design, development, manufacture, marketing and sale of the products or services (including products and drug candidates currently under development), has not, does not and will not infringe or misappropriate the Intellectual Property of any third party or constitute unfair competition or trade practices under the laws of any jurisdiction.

         (l) The Company, including each of its officers, directors, and employees, Green, Bender and Gruverman have no knowledge: (i) that any other firm, corporation, association or person claims the right to use in connection with similar or closely related goods and in the same geographic area, any mark which is identical or confusingly similar to any of the Trademarks; (ii) of any claim that any third party asserts ownership rights in any of the Intellectual Property; (iii) of any claim that Company's use of any Intellectual Property infringes any right of any third party; and (iv) that any third party is infringing any of Company's rights in any of the Intellectual Property.

         (m) Except as set forth in SCHEDULE 3.12(m), to the knowledge of the Company, (i) no Person has or is infringing or misappropriating any Company Intellectual Property and (ii) there have been, and are, no claims asserted against the Company or against any customer of the Company, related to any product, drug candidate or service of the Company.

         (n) The Company has taken reasonable steps to protect its rights in its confidential information and trade secrets or any trade secrets or confidential information of third parties provided to the Company, and, without limiting the foregoing, the Company has and enforces a policy requiring each employee and contractor with access to Company Intellectual Property to execute a proprietary information/confidentiality agreement substantially in the Company's standard form and all current and former employees and contractors of the Company have executed such an agreement.
EXHIBIT 3.12(n) is the Company's standard form of proprietary information/confidentiality agreement for employees and contractors.

         3.13 AGREEMENTS, CONTRACTS AND COMMITMENTS. SCHEDULE 3.13(a) lists all written contracts or other agreements not included on Schedule 3.12(g) to which the Company is a party. Except as set forth on SCHEDULE 3.13(a), the Company has not been nor is currently a party to nor is bound by any of the following (whether written or oral):

                   (i)       any collective bargaining agreements;

                   (ii) any agreements or arrangements that contain any severance pay or post-employment liabilities or obligations;

                   (iii) any bonus, deferred compensation, pension, profit sharing or retirement plans, or any other employee benefit plans or arrangements;

                   (iv) any health, medical, dental, life or other employee welfare benefit plans or arrangements;

                   (v) any tuition reimbursement, dependent care reimbursement or other tax-favored employee fringe benefit plans or arrangements;

                   (vi) any employment or consulting agreement, contract or commitment with an employee or individual consultant or salesperson or any consulting or sales agreement, contract or commitment under which any firm or other organization provides services to the Company.

                   (vii) any agreement or plan, including, without limitation, any stock option plan, stock appreciation rights plan or stock purchase plan, any of the benefits of which will be increased, or the vesting of benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement;

                   (viii)    any fidelity or surety bond or completion bond;

                   (ix) any agreement, contract or commitment under which it has limited or restricted its right to compete with any person in any respect;

                   (x)       any agreement of indemnification or guaranty;

                   (xi) any agreement, contract or commitment containing any covenant limiting the freedom of the Company to engage in any line of business or to compete with any person;

                   (xii) any agreement, contract or commitment relating to capital expenditures and involving future payments in excess of $5,000;

                   (xiii) any agreement, contract or commitment relating to the disposition or acquisition of assets or any interest in any business enterprise outside the ordinary course of the Company's business;

                   (xiii) any mortgages, indentures, loans or credit agreements, security agreements or other arrangements or instruments relating to the borrowing of money or extension of credit, including guaranties referred to in clause (viii) hereof;

                   (xiv) any purchase order or contract for the purchase of raw materials involving $2,500 or more;

                   (xv) any distribution, joint marketing or development agreement;

                   (xvi) any assignment, license or other agreement with respect to any form of intangible property; or,

                   (xvii) any other agreement, contract or commitment that involves $5,000 or more or is not cancelable without penalty within thirty
(30) days.

         Except for such alleged breaches, violations and defaults, and events that would constitute a breach, violation or default with the lapse of time, giving of notice, or both, all of which are noted on SCHEDULE 3.13(b), the Company has not breached, violated or defaulted under, or received notice that it has breached, violated or defaulted under, any of the terms or conditions of any agreement, contract or commitment required to be set forth on Schedule 3.13(a) or Schedule 3.12(g) (any such agreement, contract or commitment, a "Contract"). Each Contract is in full force and effect and, except as otherwise disclosed in SCHEDULE 3.12(b), is not subject to any default thereunder of which the Company has knowledge by any party obligated to the Company pursuant thereto.

         3.14      INTERESTED PARTY TRANSACTIONS. Except as set forth on
SCHEDULE 3.14, no officer, director or, to knowledge of the Company, Green, Bender, Gruverman and Company Stockholders (nor any ancestor, sibling, descendant or spouse of any of such persons, or any trust, partnership or corporation in which any of such persons has or has had an interest), has or has had, directly or indirectly, (i) an economic interest in any entity which furnished or sold, or furnishes or sells, services or products that the Company proposes to furnish or sell, (ii) an economic interest in any entity that purchases from or sells or furnishes to, the Company, any goods or services or (iii) a beneficial interest in any contract or agreement set forth in Schedule 3.13(a) or Schedule 3.12(g); provided, that ownership of no more than one percent (1%) of the outstanding voting stock of a publicly traded corporation shall not be deemed an "economic interest in any entity" for purposes of this Section 3.14.

         3.15 COMPLIANCE WITH LAWS. The Company has complied in all respects with, is not in violation of, and has not received any notices of violation with respect to, any foreign, federal, state or local statute, law or regulation applicable to the Company, the failure to comply with which would have a Material Adverse Effect.

         3.16 LITIGATION. Except as set forth on SCHEDULE 3.16, there is no action, suit or proceeding of any nature pending or, to the best knowledge of the Company, threatened against the Company, its properties or any of its officers or directors, in their respective capacities as such. Except as set forth on SCHEDULE 3.16, there is no investigation pending or to the best knowledge of the Company threatened against the Company, its properties or any of its officers or directors by or before any governmental entity.
SCHEDULE 3.16 sets forth, with respect to any pending or threatened action, suit, proceeding or investigation, the forum, the parties thereto, the subject matter thereof and the amount of damages, claims or other remedy requested. No governmental entity has at any time challenged or questioned the legal right of the Company to conduct its business in the present manner or style thereof.

         3.17 INSURANCE. SCHEDULE 3.17 lists all insurance policies maintained by the Company, which policies are valid and enforceable, and there is no claim by the Company pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds. All premiums due and payable under all such policies have been paid and the Company is otherwise in material compliance with the terms of such policies (or other policies and bonds providing substantially similar insurance coverage). The Company has no knowledge of any threatened termination of, or material premium increase with respect to, any of such policies.

         3.18 MINUTE BOOKS. The minute books of the Company made available to counsel for Parent are the only minute books of the Company and contain an accurate summary of all meetings of directors (or committees thereof) and stockholders or actions by written consent since the time of incorporation of the Company. The Company is in full compliance with all of the terms and provisions of its Certificate of Incorporation and Bylaws.

         3.19 RELATIONSHIPS WITH SUPPLIERS AND LICENSORS. No current supplier to the Company has notified it of an intention to terminate or substantially alter its existing business relationship with the Company nor has any licensor under a license agreement with the Company notified the Company of an intention to terminate alter the Company's rights under such license.

         3.20      ENVIRONMENTAL MATTERS.

         (a) The Company is not in violation of any Federal, state or local Environmental Law (as defined below), which violation could reasonably be expected to result in a material liability to the Company or its properties and assets. Neither the Company, the Company Stockholders nor to the best knowledge of the Company any third party has used, released, discharged, generated, manufactured, produced, stored, or disposed of in, on, under or about its owned or leased property or other assets, or transported thereto or therefrom, any Hazardous Materials (as defined below) in a manner that could reasonably be expected to subject the Company to a material liability under any Environmental Law; there are no underground tanks, whether operative or temporarily or permanently closed, located on its owned or leased property or other assets; there are no polychlorinated biphenyls ("PCBs") or items containing PCBs used, stored or present at, on or, to the knowledge of the Company, near its owned or leased property or assets; and there is or has been no condition, circumstance, action, activity or event that could reasonably be expected to form the basis of any violation of, or material liability to the Company under, any local, state or Federal Environmental Law.

         (b) There is no proceeding, investigation or inquiry by any local, state or Federal governmental authority or any non-governmental third party with respect to the presence or release of such Hazardous Materials in, on, from or to the Company's owned or leased property and, to the knowledge of the Company, no such proceedings are threatened or contemplated by any such governmental authorities or non-governmental third parties.

         (c) For purposes of this Agreement, (i) "Environmental Law" means the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended (42 U.S.C. Sections 9601, ET SEQ.) ("CERCLA"); the Federal Clean Water Act (33 U.S.C. Section 1251, ET SEQ.); the Federal Clean Air Act (42 U.S.C. Section 7401); Federal Insecticide, Fungicide, and Rodenticide Act (7 U.S.C. Section 136 ET SEQ.); Toxic Substances Control Act (15 U.S.C. Section 2601 ET SEQ.); Resource Conservation and Recovery Act (42 U.S.C. Section 6901 ET SEQ.) ("RCRA"); and Emergency Planning and Community Right to Know Act(42 U.S.C. Section 11001 ET SEQ.), together with applicable state and local laws of similar substance, and (ii) "Hazardous Materials" shall mean substances defined as "hazardous substances," "hazardous materials," or "toxic substances" in CERCLA, the Hazardous Materials Transportation Act (49 U.S.C. Section 1801, ET SEQ.) and RCRA; those substances defined as "hazardous waste," "hazardous materials" or "regulated substances" by RCRA; those substances designated as a "hazardous substance" pursuant to Section 311 of the Federal Water Pollution Control Act (33 U.S.C.
Section 1317); those substances regulated as a hazardous chemical substance or mixture or as an imminently hazardous chemical substance or mixture pursuant to Section 6 or 7 of the Toxic Substances Control Act (15 U.S.C. Sections 2605, 2606); those substances defined as a pesticide pursuant to
Section 136(u) of the Federal Insecticide, Fungicide, and Rodenticide Act (7 U.S.C. Section 136(u)); those substances defined as hazardous waste constituents in 40 CFR 260.10, specifically including Appendix VII and VIII of Subpart D of 40 CFR 261; and those substances defined by the Atomic Energy Act of 1954, as amended (42 U.S.C. Sections 3011, ET SEQ., as amended) as a source, special nuclear or by-product material; and in the regulations adopted and publications promulgated pursuant to said laws; petroleum and any fraction or derivative; and asbestos in any form.

         3.21 BROKERS' AND FINDERS' FEES; THIRD PARTY EXPENSES. Except as set forth on SCHEDULE 3.21, the Company has not incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders' fees or agents' commissions or any similar charges in connection with this Agreement or any transaction contemplated hereby. SCHEDULE 3.21 sets forth the principal terms and conditions of any agreement, written or oral, with respect to such fees. SCHEDULE 3.21 sets forth the Company's current reasonable estimate of all Third Party Expenses expected to be incurred by the Company in connection with the negotiation and effectuation of the terms and conditions of this Agreement and the transactions contemplated hereby.

         3.22 PERMITS AND LICENSES; NO DEBARMENT. SCHEDULE 3.22 contains a complete and correct copy of (i) each pending application or registration for governmental approval and each governmental approval held by the Company to develop, manufacture, test (including, without limitation, preclinical tests and clinical trials), import, export, store, market and sell the Company's products or drug candidates, and (ii) the most recent report by or on behalf of the FDA or any other governmental body involving or relating to any facility inspection of the Company's facilities. Except as set forth in
SCHEDULE 3.22, (i) the Company possesses such governmental approvals from all governmental bodies including, without limitation, all FDA approvals, necessary to permit the operation of its business in the manner as the same is currently conducted, and to operate, own or occupy its properties, (ii) there have been no product recalls, field corrective activity, medical device reports, warning letters or administrative actions by the FDA or any other governmental body, and (iii) to the knowledge of Company, Green, Bender and Gruverman (aa) there is no administrative action pending or threatened for the revocation of any such governmental approval and (bb) assuming the obtaining of the authorizations, consents, approvals and other actions listed on SCHEDULE 3.22, no governmental approval by any governmental body having jurisdiction over the operation of the Company's businesses, whether in whole or in part, will be revoked, or become ineffective or subject to revocation, as a consequence of the transactions contemplated by this Agreement.

         3.23 EMPLOYEES. To the knowledge of Company, Green, Bender and Gruverman, no employees of the Company (i) are in violation of any term of any employment contract, patent disclosure agreement, non-competition agreement, or any restrictive covenant to a former employer relating to the right of any such employee to be employed by the Company because of the nature of the business conducted or presently proposed to be conducted by the Company or to the use of trade secrets or proprietary information of others and (ii) have given notice to the Company, nor is the Company otherwise aware, that any such employee intends to terminate his or her employment with the Company. Except as set forth in Section 7.2(d), the employment of all of the Company's employees shall have been terminated effective no later than immediately prior to the Effective Time, and as of the Effective Time none of the Company's employees shall have any claim arising out of the relationship of employment, the termination of employment, or any matter arising out of the employee's relationship with the Company or the transactions contemplated by this Agreement, other than any rights the employee may have to receive a portion of the Merger Consideration as a holder of any Company Capital Stock.

         3.24 EMPLOYMENT MATTERS. The Company (i) is in compliance in all material respects with all applicable foreign, federal, state and local laws, rules and regulations respecting employment, employment practices, terms and conditions of employment and wages and hours, in each case, with respect to Employees; (ii) has withheld all amounts required by law or by agreement to be withheld from the wages, salaries, and other payments to Employees; (iii) is not liable for any arrears of wages or any taxes or any penalty for failure to comply with any of the foregoing; and (iv) is not liable for any payment to any trust or other fund or to any governmental or administrative authority, with respect to unemployment compensation benefits, social security or other benefits or obligations for Employees (other than routine payments to be made in the normal course of business and consistent with past practice).

         3.25 YEAR 2000 COMPLIANCE. The Company has conducted a commercially reasonable inventory of the hardware and software (the "Computer Systems") used by the Company in its business, in order to determine which parts of the Computer Systems are not Year 2000 compliant (as defined below) and to estimate the cost of rendering such Computer Systems Year 2000 compliant prior to January 1, 2000 or such earlier date on which the Computer Systems may shut down (a "hard crash") or produce incorrect calculations or otherwise malfunction without becoming totally inoperable (a "soft crash"). Based on the above inventory, the estimated total cost of rendering the Computer Systems Year 2000 compliant is $5,000. For purposes of this Agreement, "Year 2000 compliant" means that all of the hardware and software comprising the Computer Systems will correctly differentiate between years, in different centuries, that end in the same two digits, and will accurately process date/time data (including, but not limited to, calculating, comparing, and sequencing) from, into, and between the twentieth and twenty-first centuries, including leap year calculations.

         3.26 POWER OF ATTORNEY. There are no outstanding powers of attorney executed on behalf of the Company.

         3.27 CLINICAL STUDIES PROJECTIONS. All clinical study timeline information provided to Parent is complete and accurate as of the date such information was provided to Parent and that all information relating to the status of all clinical studies has been fully disclosed to the Parent. A copy of the most current clinical study timeline is attached hereto as EXHIBIT 3.27.

         3.28 FINANCIAL PROJECTIONS. All projections and estimates provided to Parent, including but not limited to those relating to financial information, research and development costs, and costs to purchase and manufacture, estimates of potential patient populations, addressable patient populations, market share growth, clinical trial timelines, and research and development timelines, are based on best current business and technical information and represent the use of best practices in making the projections and estimates. A copy of the most current projections and estimates are attached hereto as EXHIBIT 3.28.

         3.29 NO OUTSTANDING OPTIONS, WARRANTS OR CONVERTIBLE SECURITIES. Except as set forth on SCHEDULE 3.29, there are no outstanding
(i) securities convertible into or exchangeable for any capital stock of the Company (ii) options, warrants or other rights to purchase or subscribe to capital stock of the Company or securities convertible into or exchangeable for capital stock of the Company, or (iii) contracts, commitments, agreements, understandings, arrangements, calls or claims of any kind to which the Company is a party or is bound relating to the issuance of any capital stock of the Company.

         3.30 IDENTIFICATION OF HOLDERS OF COMPANY OPTIONS. SCHEDULE 2.9(a) identifies all holders of Company Options and the respective terms thereof.

         3.31 REPRESENTATIONS COMPLETE. The Company, Green, Bender and Gruverman have disclosed to Parent all facts that are known to the Company to be material (individually or in the aggregate) to the business, assets, liabilities, financial condition, prospects or operations of the Company.


                                   ARTICLE IV

             REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

         Parent and Merger Sub represent and warrant to the Company as follows:

         4.1 ORGANIZATION, STANDING AND POWER. Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Each of Parent and Merger Sub has the corporate power to own, operate and lease its properties and to carry on its business as now being conducted.

         4.2 AUTHORITY. Parent and Merger Sub have all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby.

The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Parent and Merger Sub. This Agreement has been duly executed and delivered by Parent and Merger Sub and constitutes the valid and binding obligations of Parent and Merger Sub, enforceable in accordance with its terms except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors' rights generally and (ii) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies.

         4.3 ISSUANCE OF PARENT COMMON STOCK. All of the shares of Parent Common Stock issuable upon conversion of the Company Common Stock in accordance with Section 2.8 will be, when issued in accordance with this Agreement, duly authorized, validly issued, fully paid, nonassessable and free of all preemptive rights.

         4.4 NO VIOLATION. The execution and delivery of this Agreement by the Parent does not, and, as of the Effective Time, the consummation of the transactions contemplated hereby will not, conflict with, or result in any violation of, or default under (with or without notice or lapse of time, or both), or give rise to Conflict under (i) any provision of the Certificate of Incorporation or Bylaws of the Parent or (ii) any mortgage, indenture, lease, contract or other agreement or instrument, permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to the Parent or its properties or assets.

         4.5 CONSENTS. No consent, waiver, approval, order or authorization of, or registration, declaration or filing with, any court, administrative agency or commission or other federal, state, country, local or foreign governmental authority, instrumentality, agency or commission or any third party (so as not to trigger any Conflict) is required by or with respect to the Parent in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, except for (i) the filing of the Merger Agreement with the Delaware Secretary of State (ii) such consents, waivers, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable federal and state securities laws and (iii) such other consents, waivers, authorizations, filings, approvals and registrations which are set forth on
SCHEDULE 4.5.

         4.6 SEC DOCUMENTS. Parent has delivered or made available to the Company each registration statement, report, proxy statement or information statement (as defined in Regulation 14C under the Securities and Exchange Act of 1934, as amended) prepared by it since January 1, 1997, which reports constitute all of the documents required to be filed by Parent with the Securities and Exchange Commission ("SEC") since such date, each in the form (including exhibits and any amendments thereto) filed with the SEC (collectively, the "Parent Reports"). As of their respective dates, the Parent Reports and any Parent Reports filed after the date hereof and prior to the Effective Time (a) complied as to form in all material respects with the applicable requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations thereunder; and (b) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

                                    ARTICLE V

                       CONDUCT PRIOR TO THE EFFECTIVE TIME

         5.1 CONDUCT OF BUSINESS OF THE COMPANY. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Closing Date, the Company agrees (except to the extent that Parent shall otherwise consent in writing) to carry on its business in the usual, regular and ordinary course in substantially the same manner as heretofore conducted and in all material respects in accordance with the clinical trial plan, events and milestones timeline, and budget attached hereto as SCHEDULE 5.1 (the "Pre-Closing Plan and Budget"), to pay its debts and Taxes when due, to pay or perform other obligations when due, and, to the extent consistent with such business, to use all reasonable efforts consistent with past practice and policies to preserve intact its present business organization, keep available the services of its present officers and key employees and preserve its relationships with customers, suppliers, distributors, licensors, and others having business dealings with it, all with the goal of preserving unimpaired its goodwill and ongoing businesses at the Effective Time. The Company shall promptly notify Parent of any event or occurrence or emergency not in the ordinary course of its business, and any material event involving or adversely affecting the Company or its business. Except as expressly contemplated by this Agreement or the Pre-Closing Plan and Budget, the Company shall not, without the prior written consent of Parent:

         (a) Enter into any commitment, activity or transaction (or related services thereof) not in the ordinary course of business or involving amounts which deviate from the budget amounts provided in the Pre-Closing Plan and Budget;

         (b) Transfer to any person or entity any rights to any Company Intellectual Property;

         (c) Enter into or amend any agreements pursuant to which any other party is granted manufacturing, marketing, distribution or similar rights of any type or scope with respect to any products or drug candidates of the Company;

         (d) Amend or otherwise modify (or agree to do so) or violate the terms of, any of the agreements set forth or described in the Company Schedules;

         (e)       Commence any litigation or any dispute resolution process;

         (f) Declare, set aside or pay any dividends on or make any other distributions (whether in cash, stock or property) in respect of any Company Stock, or split, combine or reclassify any Company Stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of Company Stock, or repurchase, redeem or otherwise acquire, directly or indirectly, any shares of Company Stock (or options, warrants or other rights exercisable therefor);

         (g) Cause or permit any amendments to its Certificate of Incorporation or Bylaws;

         (h) Acquire or agree to acquire by merging or consolidating with, or by purchasing any assets or equity securities of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets which are material, individually or in the aggregate, to the business of the Company;

         (i) Fail in any material respect to comply with any laws, ordinances, regulations or other governmental restrictions applicable to the Company;

         (j) Sell, lease, license or otherwise dispose of any of its properties or assets except in the ordinary course of business and consistent with past practice;

         (k) Adopt or amend any employee benefit plan, program, policy or arrangement, or enter into any employment contract, extend any employment offer, pay or agree to pay any special bonus or special remuneration to any director, employee or consultant, or increase the salaries or wage rates of its employees;

         (l) Revalue any of its assets, including without limitation writing down the value of inventory or writing off notes or accounts receivable other than in the ordinary course of business and consistent with past practice;

         (m) Pay, discharge or satisfy, in an amount in excess of $1,000, in any one case or $10,000, in the aggregate, any claim, liability or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction in the ordinary course of business of liabilities reflected or reserved against in the Company Financials;

         (n) Make or change any material election in respect of Taxes, adopt or change any accounting method in respect of Taxes, enter into any closing agreement, settle any claim or assessment in respect of Taxes, or consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes;

         (o) Enter into any strategic alliance, joint development or joint marketing arrangement or agreement;

         (p) Fail to pay or otherwise satisfy its monetary obligations as they become due, except such as are being contested in good faith;

         (q) Waive or commit to waive any rights with a value in excess of $1,000, in any one case, or $10,000, in the aggregate;

         (r) Cancel, materially amend or renew any insurance policy other than in the ordinary course of business;

         (s) Alter, or enter into any commitment to alter, its interest in any corporation, association, joint venture, partnership or business entity in which the Company directly or indirectly holds any interest on the date hereof;

         (t) Fail to give Parent a reasonable opportunity (i) to review, prior to delivery, all written correspondence from the Company to the FDA or PTO or to any contract research organization, manufacturer or supplier and related to Theseus Pre-Merger Products, (ii) to participate with the Company in any oral communications with the FDA or PTO initiated by the Company;

         (u)       Prepay any of its material obligations;

         (v) Enter into any financial commitments for Phase III Clinical Trials; and

         (w) Take, or agree in writing or otherwise to take, any of the actions described in Sections 5.1(a) through (v) above, or any other action that would prevent the Company from performing or cause the Company not to perform its covenants hereunder.

         5.2 NO SOLICITATION. Notwithstanding anything contained in any other provision of this Agreement, until the earlier of the Effective Time or the date of termination of this Agreement pursuant to the provisions of
Section 9.1 hereof, the Company will not (nor will the Company permit any of the Company's officers, directors, stockholders, agents, representatives or affiliates to) directly or indirectly, take any of the following actions with any party other than Parent and its designees: (a) solicit, initiate, entertain, or encourage any proposals or offers from, or conduct discussions with or engage in negotiations with, any person relating to any possible acquisition of the Company (whether by way of merger, purchase of capital stock, purchase of assets or otherwise), any material portion of its or their capital stock or assets or any equity interest in the Company; (b) provide information with respect to it to any person, other than Parent, relating to, or otherwise cooperate with, facilitate or encourage any effort or attempt by any such person with regard to, any possible acquisition of the Company (whether by way of merger, purchase of capital stock, purchase of assets or otherwise), any material portion of its or their capital stock or assets or any equity interest in the Company; (c) enter into an agreement with any person, other than Parent, providing for the acquisition of the Company (whether by way of merger, purchase of capital stock, purchase of assets or otherwise), any material portion of its or their capital stock or assets or any equity interest in the Company; or (d) make or authorize any statement, recommendation or solicitation in support of any possible acquisition of the Company (whether by way of merger, purchase of capital stock, purchase of assets or otherwise), any material portion of its or their capital stock or assets or any equity interest in the Company by any person, other than by Parent. The Company shall immediately cease and cause to be terminated any such contacts or negotiations with third parties relating to any such transaction or proposed transaction. Except as contemplated by this Agreement, disclosure by the Company of the terms hereof (other than the prohibition set forth in this section) shall be deemed to be a violation of this Section 5.2.

                                   ARTICLE VI

                              ADDITIONAL AGREEMENTS

         6.1 SALE AND REGISTRATION OF SHARES. The parties hereto acknowledge and agree that the shares of Parent Common Stock issuable to the Company Stockholders pursuant to Sections 2.8 and 2.9 hereof, shall constitute "restricted securities" within the meaning of the Securities Act. The certificates for shares of Parent Common Stock to be issued in the Merger shall bear appropriate legends to identify such shares as being restricted under the Securities Act and comply with applicable state securities laws.

         6.2 ACCESS TO INFORMATION. The Company shall afford Parent and its respective accountants, counsel and other representatives, reasonable access during the period prior to the Effective Time to (a) all of its properties, books, contracts, commitments and records, and (b) all other information concerning its business, properties and personnel (subject to restrictions imposed by applicable law) as the others may reasonably request. No information or knowledge obtained in any investigation pursuant to this
Section 6.2 shall affect or be deemed to modify any representation or warranty contained herein or the conditions of the parties to consummate the Merger.

         6.3 CONFIDENTIALITY. The parties hereto hereby agrees that such information or knowledge obtained in any investigation pursuant to
Section 6.2, or pursuant to the negotiation and execution of this Agreement or the effectuation of the transactions contemplated hereby, is subject to the terms of confidentiality set forth in paragraph 9 the Letter of Intent between Parent and the Company dated October 7, 1998.

         6.4 COSTS AND EXPENSES. Parent shall pay all costs and expenses incurred in connection with the Merger, except that each party shall be solely responsible for its own fees and expenses of legal counsel. It is understood that Parent shall pay the costs and expenses of obtaining the Fairness Opinion (as defined in Section 7.1(m)) and the Company shall pay the fees and expenses incurred in connection with the Company delivering required opinions of legal counsel satisfactory to Parent.

         6.5 PUBLIC DISCLOSURE. Unless otherwise required by law, prior to the Effective Time no disclosure (whether or not in response to an inquiry) of the subject matter of this Agreement shall be made by the Company unless approved by the Parent prior to release, provided that such approval shall not be unreasonably withheld.

         6.6 REASONABLE EFFORTS. Subject to the terms and conditions provided in this Agreement, each of the parties hereto shall use all reasonable efforts to obtain all necessary waivers, consents, permits and approvals, to effect all necessary registrations and filings, and to remove any injunctions or other impediments or delays, legal or otherwise, in order to consummate and make effective the transactions contemplated by this Agreement for the purpose of securing to the parties hereto the benefits contemplated by this Agreement.

         6.7 NOTIFICATION OF CERTAIN MATTERS. The Company shall give promptly, but in any event within two (2) business days, notice to Parent of
(i) the occurrence or non-occurrence of any event, the occurrence or non-occurrence of which is likely to cause any representation or warranty of the Company contained in this Agreement to be untrue or inaccurate at or prior to the Effective Time and (ii) any failure of the Company to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section 6.7 shall not limit or otherwise affect any remedies available to Parent.

         6.8 ADDITIONAL DOCUMENTS AND FURTHER ASSURANCES. Each party hereto, at the request of the other parties hereto, shall execute and deliver such other instruments and do and perform such other acts and things as may be necessary or desirable for effecting completely the consummation of this Agreement and the transactions and contemplated hereby.

         6.9 COMPANY ACCOUNTANTS. The Company will use its commercially reasonable efforts to cause its management and its accountants to facilitate on a timely basis the preparation of financial statements (including pro forma financial statements if required) as required by Parent to comply with any applicable SEC regulations.

         6.10 CERTIFICATES OF GREEN AND BENDER. Concurrent with the execution of this Agreement by the Company, Green and Robert Bender ("R. Bender"), each in his individual capacity, shall furnish to Parent a certificate, in a form acceptable to Parent, which states (a) that to the best of his knowledge, the representations and warranties of the Company contained in this Agreement are true and correct in all material respects on and as of the date this Agreement is executed and (b) that each covenants that he will take all necessary and appropriate action individually, as a director, officer and/or stockholder in the Company, as the case may be, to cause the effectuation by the Company of the Merger and the other actions contemplated by this Agreement.

                                   ARTICLE VII

                            CONDITIONS TO THE MERGER

         7.1 CONDITIONS TO OBLIGATIONS OF COMPANY, GREEN, BENDER AND GRUVERMAN TO EFFECT THE MERGER. The obligations of the Company, Green, Bender and Gruverman to effect the Merger shall be subject to the satisfaction at or prior to the Closing of the following conditions, any of which may be waived, in writing, exclusively by the Company:

         (a) NO INJUNCTIONS OR RESTRAINTS; ILLEGALITY. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal or regulatory restraint or prohibition preventing the consummation of the Merger shall be in effect.

         (b) REPRESENTATIONS AND WARRANTIES. The representations and warranties of the Parent and Merger Sub contained in this Agreement shall be true and correct in all material respects on and as of the Closing Date, except for changes contemplated by this Agreement and except for those representations and warranties which address matters only as of a particular date (which shall remain true and correct as of such date), with the same force and effect as if made on and as of the Closing Date.

         7.2 CONDITIONS TO THE OBLIGATIONS OF PARENT AND MERGER SUB TO EFFECT MERGER. The obligations of Parent and Merger Sub to consummate the Merger and the transactions contemplated by this Agreement shall be subject to the satisfaction at or prior to the Closing of each of the following conditions, any of which may be waived, in writing, exclusively by Parent:

         (a) NO INJUNCTIONS OR RESTRAINTS; ILLEGALITY. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal or regulatory restraint or prohibition preventing the consummation of the Merger shall be in effect.

         (b) NASDAQ LISTING. The shares of Parent Common Stock issuable to Company Stockholders pursuant to this Agreement shall have been authorized for listing on the Nasdaq National Market, subject to official notice of issuance.

         (c) REPRESENTATIONS AND WARRANTIES. The representations and warranties of the Company, Green, Bender and Gruverman contained in this Agreement shall be true and correct in all material respects on and as of the Closing Date, except for changes contemplated by this Agreement and except for those representations and warranties which address matters only as of a particular date (which shall remain true and correct as of such date), with the same force and effect as if made on and as of the Closing Date.

         (d) AGREEMENTS AND COVENANTS. The Company shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with on or prior to the Closing Date, and Parent and Merger Sub shall have received a certificate to such effect signed by the president of the Company.

         (e) THIRD PARTY CONSENTS. Parent shall have been furnished with evidence satisfactory to it that the Company has obtained the consents, approvals and waivers set forth in Schedule 3.5.

         (f) LEGAL OPINIONS. Parent shall have received a legal opinion from Mintz, Levin, Cohn, Ferris, Glovsky & Popeo, P.C., counsel to the Company, in substantially the form attached hereto as EXHIBIT 7.2(f).

         (g) EMPLOYMENT AND NON-COMPETITION AGREEMENTS. Each of Green and Mr. Joseph Cascio shall have executed and delivered to Parent, an Employment and Non-Competition Agreement in substantially the forms set forth on EXHIBIT 7.2(g)(i) AND (ii).

         (h) NON-COMPETITION AGREEMENTS. Each of Robert Bender, Sally Hansen and Irwin Gruverman shall have executed and delivered to Parent, a Non-Competition Agreement in substantially the form attached hereto as
EXHIBIT 7.2(h).

         (i) MATERIAL ADVERSE CHANGE. There shall not have occurred any material adverse change in the business prospects, assets (including intangible assets), liabilities, financial condition or results of operations of the Company since the date of the Balance Sheet.

         (j) RESIGNATION OF DIRECTORS AND OFFICERS. The directors and officers of the Company in office immediately prior to the Effective Time shall have resigned as directors and officers of the Surviving Corporation effective immediately following the Effective Time.

         (k) EMPLOYEE RELEASES. (i) Each person employed by the Company at any time since September 10, 1997, shall have executed a general release and waiver in a form acceptable to Parent of all claims arising out of the relationship of employment, the termination of employment, or any matter arising out of the employee's relationship with the Company or the transactions contemplated by this Agreement.

         (l) CERTIFICATE OF INCORPORATION. The Company's Board of Directors and stockholders shall have approved an amendment to the Company's Certificate of Incorporation (i) so that the distribution of the Merger Consideration in the manner set forth in Section 2.8 shall be in compliance with the provisions of the Certificate of Incorporation and (ii) providing for such other changes as may be reasonably requested by Parent in connection with the Merger, and such amendment shall be in full force and effect prior to the Effective Time.

         (m) FAIRNESS OPINION. The Board of Directors of Parent shall have received an opinion of Houlihan Lokey Howard & Zukin that the merger is fair from a financial point of view to Parent and to the stockholders of Parent (the "Fairness Opinion") and such opinion has not been withdrawn or adversely modified prior to the Closing.

         (n) DUE DILIGENCE. Parent shall have satisfactorily completed its due diligence review of Company.

         (o) STANFORD, NEORX AND THE UNIVERSITY OF WASHINGTON AMENDMENTS. The Board of Directors of Parent shall have received an executed copy of the Stanford, NeoRx and the University of Washington Amendments, in substantially the forms attached hereto as EXHIBITS 7.2(o), 7.2(o)(i) and 7.2(o)(ii).

         (p) CORPORATE APPROVAL. This Agreement and the Merger shall have been approved and adopted by the Boards of Directors of Parent and the Company and unanimously approved by the Company Stockholders entitled to vote.

         (q) NO OUTSTANDING OPTIONS, WARRANTS OR CONVERTIBLE SECURITIES. As of the Closing, there will be no outstanding (i) securities convertible into or exchangeable for any capital stock of the Company (ii) options, warrants or other rights to purchase or subscribe to capital stock of the Company or securities convertible into or exchangeable for capital stock of the Company, or (iii) contracts, commitments, agreements, understandings, arrangements, calls or claims of any kind to which the Company is a party or is bound relating to the issuance of any capital stock of the Company.

         (r) SUCCESSFUL CLINICAL TRIALS: The results of the clinical trials referenced in Section 2.2 shall be satisfactory to Parent ("Successful Clinical Trials").

         (s)       CLOSING CERTIFICATES OF GREEN AND R. BENDER. Pursuant to
Section 6.10 hereof, at the Closing, Green and R. Bender shall furnish to Parent a certificate, in a form acceptable to Parent, which states that to the best of his knowledge, the representations and warranties of the Company contained in this Agreement are true and correct in all material respects on and as of the Closing Date.

         (t) TECHNOLOGY OPINION. The Board of Directors of Parent shall have received a favorable opinion, as reasonably determined by the Board of Directors in its sole discretion, of a qualified third party expert to be retained by Parent as to the technological and market opportunity aspects of the Theseus Pre-Merger Products (the "Technology Opinion").

         (u) PARENT OPTION AGREEMENTS. Prior to the Closing, each individual identified as a holder of a Company Option on Schedule 2.9(a) shall have executed a stock option agreement with the Parent.

                                  ARTICLE VIII

                                 INDEMNIFICATION

         8.1 GENERAL. From and after the Closing, the parties shall indemnify each other as provided in this Article VIII.

         8.2       GREEN'S, BENDER'S AND GRUVERMAN'S INDEMNIFICATION
OBLIGATIONS.

         (a) Green, Bender and Gruverman, jointly and severally, shall indemnify, save and keep Parent, Merger Sub, the Surviving Corporation, each of their respective Subsidiaries and their respective successors and permitted assigns (each a "Parent Indemnitee" and collectively the "Parent Indemnitees") harmless against and from all Damages sustained or incurred by any Parent Indemnitee, as a result of or arising out of: (i) any inaccuracy in or breach of any representation and warranty made by Company, Green, Bender, Gruverman or any Company Stockholder to Parent herein or in any ancillary document, and (ii) any breach by the Company, Green, Bender, Gruverman or any Company Stockholder or failure of Company, Green, Bender, Gruverman or any Company Stockholder to comply with, any of the covenants or obligations under this Agreement or the ancillary documents to be performed by Company, Green, Bender, Gruverman or any Company Stockholder; provided however that no indemnification pursuant to this section shall be payable by Green, Bender or Gruverman until the aggregate amount of such indemnification equals or exceeds twenty five thousand dollars ($25,000) at which time the entire amount of indemnification, including the initial twenty five thousand dollars ($25,000), shall immediately become due.

        (b)        The liability of each of Green, Bender and Gruverman under
Section 8.2(a) above shall be limited to return to the Parent the portion of the Merger Consideration received by each individual in shares of Parent's Common Stock, the valuation of which shall be at the rate of fifteen dollars ($15) per share, provided that in no event shall Green, Bender and Gruverman be required to deliver more than the aggregate Merger Consideration received by Green, Bender, Gruverman, or their respective affiliates, spouses, parents, descendants, successors or assigns, under Section 2.9(a) of this Agreement.

         8.3 PARENT'S INDEMNIFICATION OBLIGATIONS. Parent shall indemnify, save and keep the Company and its respective successors and permitted assigns (each a "Company Indemnitee" and collectively the "Company Indemnitees"), forever harmless against and from all Damages sustained or incurred by any Company Indemnitee, as a result of or arising out of: (a) any inaccuracy in or breach of any representation and warranty made by Parent or Merger Sub herein or in any Parent Ancillary Document; and (b) any breach by Parent or Merger Sub of, or failure by Parent or Merger Sub to comply with, any of the covenants or obligations under this Agreement or the Parent ancillary documents to be performed by Parent or Merger Sub.

         8.4 COOPERATION. Subject to the provisions of Section 8.6, the Indemnifying Party shall have the right, at its own expense, to participate in the defense of any Third Party Claim, and if said right is exercised, the parties shall cooperate in the investigation and defense of said Third Party Claim.

         8.5 NO REQUIRED ACTION. The Indemnifying Party shall not be entitled to require that any action be brought against any other person before action is brought against it hereunder by the Indemnified Party.

         8.6      THIRD PARTY CLAIM INDEMNIFICATION PROCEDURES.

         (a) Promptly following the receipt of notice by the Parent Indemnitees of a Third Party Claim which they believe may result in a demand for indemnification, Parent shall notify the Company Indemnitees of such claim. Promptly following the receipt by the Company Indemnitees of notice of a Third Party Claim which they believe may result in a demand for indemnification shall notify Parent of such claim. The failure to give such notice shall not relieve the Indemnifying Party of its obligations under this Agreement except to the extent that the Indemnifying Party is substantially prejudiced as a result of the failure to give such notice. Within fifteen
(15) business days after receipt of the notice by the Indemnifying Party pursuant to the preceding sentence, the Indemnifying Party shall notify the Indemnified Party whether it elects to control the defense of the Third Party Claim. If the Indemnifying Party elects to undertake the defense of such Third Party Claim, it shall do so at its own expense with counsel of its own choosing and it shall acknowledge in writing without qualification its indemnification obligations as provided in this Agreement to the Indemnified Party as to such Third Party Claim. Upon receipt of such acknowledgment, the Indemnified Party shall not be entitled to costs and expenses, including legal costs and expenses, from and after the assumption of the defense by the Indemnifying Party. If the Indemnifying Party elects not to defend the Third Party Claim or fails to pursue such Third Party Claim diligently, the Indemnified Party shall have the right to undertake, conduct and control the defense of such Third Party Claim through counsel of its own choosing. The party that litigates or contests the Third Party Claim shall keep the other party fully advised of the progress and disposition of such claim, and the part not defending the claim shall have the right to participate in the defense at its own cost.

         (b) In the event the Indemnifying Party elects not to undertake the defense of the Third Party Claim or fails to pursue diligently the defense of such a claim and the Indemnified Party litigates or otherwise contests or settles the Third Party Claim, then, provided that a final determination has been made that the Indemnified Party is entitled to indemnification hereunder, the Indemnifying Party shall promptly reimburse the Indemnified Party for all amounts paid to settle such claim or all amounts paid in satisfaction of a judgment against the Indemnified Party in contesting such claim and in providing its right to indemnification hereunder, all in accordance with the provisions of this Article VIII.

         (c) No Third Party Claim will be settled by any Indemnified Party or Indemnifying Party, as the case may be, without the prior written consent of the other party, which consent will not be unreasonably withheld; provided, however, that if such claim asserts that the Indemnifying Party is jointly and severally liable and the Indemnified Party shall be fully released from all liability relating to such Third Party Claim in connection with such settlement, the Indemnifying Party shall not be required to obtain the consent of the Indemnified Party. If, however, the Indemnified Party refuses to consent to a bona fide offered settlement which the Indemnifying Party wishes to accept, the Indemnified Party may continue to pursue such Third Party Claim free of any participation by the Indemnifying Party, at the sole expense of the Indemnified Party. In such event, the Indemnifying Party shall pay to the Indemnified Party the amount of the offer of settlement which the Indemnified Party refused to accept, plus the costs and expenses incurred by the Indemnified Party prior to the date the Indemnifying Party notifies the Indemnified Party of the offer of settlement, all in accordance with the terms of this Article VIII, and, upon the payment or receipt of such amount, as the case may be, the Indemnifying Party shall have no further liability with respect to such Third Party Claim. The Indemnifying Party shall be entitled to recover from the Indemnified Party any additional expenses incurred by such Indemnifying Party as a result of the decision of the Indemnified Party to pursue the matter.


                                   ARTICLE IX

                        TERMINATION, AMENDMENT AND WAIVER

         9.1 TERMINATION. Except as provided in Section 9.2 below, this Agreement may be terminated and the Merger abandoned at any time prior to the Effective Time:

         (a)       by mutual written consent of the Company and Parent;

         (b) by Parent or the Company if: (i) the Effective Time has not occurred before 5:00 p.m. (Pacific Daylight Savings Time) November 30, 2000 (provided that the right to terminate this Agreement under this clause 9.1(b)(i) shall not be available to any party whose willful failure to fulfill any obligation hereunder has been the cause of, or resulted in, the failure of the Effective Time to occur on or before such date); (ii) there shall be a final non-appealable order of a federal or state court in effect preventing consummation of the Merger; or (iii) there shall be any statute, rule, regulation or order enacted, promulgated or issued or deemed applicable to the Merger by any governmental entity that would make consummation of the Merger illegal;

         (c) by Parent if there shall be any action taken, or any statute, rule, regulation or order enacted, promulgated or issued or deemed applicable to the Merger, by any governmental entity, which would: (i) prohibit Parent's or the Company's ownership or operation of all or any portion of the business of the Company or (ii) compel Parent or the Company to dispose of or hold separate all or a portion of the business or assets of the Company or Parent as a result of the Merger;

         (d) by Parent if it is not in material breach of its obligations under this Agreement and there has been a material breach of representation, warranty, covenant or agreement contained in this Agreement on the part of the Company and (i) such breach has not been cured within five
(5) business days after written notice to the Company (provided that, no cure period shall be required for a breach which by its nature cannot be cured), and (ii) as a result of such breach the conditions set forth in Section 7.2 would not then be satisfied;

         (e) by the Company if it is not in material breach of its obligations under this Agreement and there has been a material breach of any representation, warranty, covenant or agreement contained in this Agreement on the part of the Parent or Merger Sub and (i) such breach has not been cured within five (5) business days after written notice to Parent (provided that, no cure period shall be required for a breach which by its nature cannot be cured), and (ii) as a result of such breach the conditions set forth in Section 7.1 would not then be satisfied.

         (f) When action is taken to terminate this Agreement pursuant to this Section 9.1, it shall be sufficient for such action to be authorized by the Board of Directors (as applicable) of the party taking such action.

         9.2 EFFECT OF TERMINATION. In the event of termination of this Agreement as provided in Section 9.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of Parent, Merger Sub, the Company, Green, Bender, Gruverman or their respective officers, directors or stockholders, provided that each party shall remain liable for any breaches of this Agreement prior to its termination; and provided further, that provisions of Sections 6.3 and 6.4 and Article VIII of this Agreement shall remain in full force and effect and survive any termination of this Agreement.

         9.3 AMENDMENT. Except as is otherwise required by applicable law after the Company Stockholders approve this Agreement, this Agreement may be amended by the parties hereto at any time by execution of an instrument in writing signed on behalf of each of the parties hereto.

         9.4 EXTENSION; WAIVER. At any time prior to the Closing Date, Parent and Merger Sub, on the one hand, and the Company, on the other, may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations of the other party hereto, (ii) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto, and (iii) waive compliance with any of the agreements or conditions for the benefit of such party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

                                    ARTICLE X

                               GENERAL PROVISIONS

         10.1 SURVIVAL OF REPRESENTATIONS AND WARRANTIES. All representations and warranties in this Agreement relating to the ownership of stock, tax matters, and environment matters shall survive beyond the Effective Time and shall continue in full force and effect for the time period(s) provided by the statute of limitations for each such matter under both federal and state law. All other representations and warranties in this Agreement shall survive beyond the Effective Time and shall continue in full force and effect for a period of two years from the Effective Time.

         10.2 NOTICES. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by commercial delivery service, or mailed by registered or certified mail (return receipt requested) or sent via facsimile (with acknowledgment of complete transmission) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

         (a)      if to Parent or Merger Sub, to:
                  North American Scientific, Inc.
                  20200 Sunburst Street
                  Chatsworth, CA 91311
                  Attn: L. Michael Cutrer

                  With copies to:
                  Allan J. Reich, Esq.
                  D'Ancona & Pflaum LLC
                  111 E. Wacker Drive, Suite 2800
                  Chicago, IL 60601

         (b)      if to the Company, Green, Bender and Gruverman:
                  Dr. Allan M. Green
                  Theseus Imaging Corporation
                  C/O Mintz, Levin, Cohn, Ferris,
                      Glovsky & Popeo, P.C.
                  One Financial Center
                  Boston, MA 02111

                  With copies to:
                  Lewis Geffen, Esq.
                  Mintz, Levin, Cohn, Ferris,
                    Glovsky and Popeo, P.C.
                  One Financial Center
                  Boston, Massachusetts 02111

         10.3 COUNTERPARTS. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart. Executed counterparts delivered by facsimile transmission shall have the same force and effect as originally executed counterparts delivered personally.

         10.4 ENTIRE AGREEMENT; ASSIGNMENT. This Agreement, the Schedules and Exhibits hereto, and the documents and instruments and other agreements among the parties hereto referenced herein: (a) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof; (b) are not intended to confer upon any other person any rights or remedies hereunder; and (c) shall not be assigned by operation of law or otherwise except as otherwise specifically provided, except that Parent and Merger Sub may assign their respective rights and delegate their respective obligations hereunder to their respective affiliates. Notwithstanding anything to the contrary, this Agreement shall not in any way be deemed to supercede or otherwise amend or modify the Third Amended and Restated Secured Note of the Company, dated June 9, 2000.

         10.5 SEVERABILITY. In the event that any provision of this Agreement or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonable to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

         10.6 OTHER REMEDIES. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by any party of any one remedy will not preclude the exercise of any other remedy.

         10.7 GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof. Each of the parties hereto agrees that process may be served upon them in any manner authorized by the laws of the State of Delaware for such persons and waives and covenants not to assert or plead any objection which they might otherwise have to such jurisdiction and such process.

         10.8 RULES OF CONSTRUCTION. The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

         10.9 SPECIFIC PERFORMANCE. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

                [Remainder of This Page Intentionally Left Blank]

         IN WITNESS WHEREOF, Parent, Merger Sub, and the Company have caused this Agreement to be signed by their duly authorized respective officers and Green, Bender and Gruverman have each individually signed this Agreement all as of the date first written above.

NORTH AMERICAN SCIENTIFIC, INC.        THESEUS IMAGING CORPORATION

By:   L. Michael Cutver                By: /s/ Dr. ALLAN M. GREEN
   -------------------------------        -------------------------------

Its:  Chief Executive Officer          Its: President
    ------------------------------         ------------------------------


NASI ACQUISITION CORP.

                                       /s/ Dr. ALLAN M. GREEN
                                       ----------------------------------
                                       Allan M. Green, M.D., Ph.D., J.D.


By:
   -------------------------------

Its: President
    ------------------------------


                                       /s/ IRWIN GRUVERMAN
                                       -------------------------------
                                       Irwin Gruverman


                                       /s/ ROBERT BENDER
                                       -------------------------------
                                       Robert Bender


                                       /s/ SALLY HANSEN
                                       -------------------------------
                                       Sally Hansen

                                    EXHIBITS

Exhibit 1.4(i)             The Company's 1998 Employee, Director and Consultant Stock Plan

Exhibit 1.4(ii)            The Company's Non-Qualified Stock Option Agreement

Exhibit 1.4(iii)           The Company's Incentive Stock Option Agreement

Exhibit 3.12(n)            Company's standard form of proprietary information/confidentiality agreement for employees and contractor

Exhibit 3.27               The Company's current clinical study timeline

Exhibit 3.28               A copy of the Company's most current Financial projections and estimates

Exhibit 7.2(f)             A form of legal opinion from Mintz, Levin, Cohn, Ferris, Glovsky & Popeo, P.C., counsel to the Company

Exhibit 7.2(g)(i), (ii)    Forms of Employment and Non-Competition Agreements for each of Dr. Allan M. Green and Mr. Joseph Cascio, respectively

Exhibit 7.2(h)             Form of Non-Competition Agreements for each of the Company Stockholders

Exhibit 7.2(o)             Form of Stanford Amendment

Exhibit 7.2(o)(i)          Form of NeoRx Amendment

Exhibit 7.2(o)(ii)         Form of University of Washington Amendment

                              DISCLOSURE SCHEDULES

SCHEDULE 2.9(a)            Identification Of Holders Of Company Options. [See Schedule 3.29]

SCHEDULE 3.2               Company Capital Structure

SCHEDULE 3.5               Consents

SCHEDULE 3.6               Company Financial Statements

SCHEDULE 3.7               No Undisclosed Liabilities

SCHEDULE 3.8               No Changes

SCHEDULE 3.9               Tax Returns and Audits

SCHEDULE 3.10              Restrictions on Business Activities

SCHEDULE 3.11(a)           Title To Properties; Absence of Liens and Encumbrances

SCHEDULE 3.11(b)           Liens and Encumbrances

SCHEDULE 3.12(a)           Company Registered Intellectual Property

SCHEDULE 3.12(b)           Legal Proceedings regarding Company Intellectual Property

SCHEDULE 3.12(c)           Validity to and restrictions on the use of Company Intellectual Property

SCHEDULE 3.12(d)           List of Encumbered Company Intellectual Property

SCHEDULE 3.12(f)           Company Intellectual Property Transferred to Third Parties

SCHEDULE 3.12(g)           Contracts, Licenses and Agreements related to Intellectual Property

SCHEDULE 3.12(h)           Rights under Intellectual Property related Contracts

SCHEDULE 3.12(j)           Contracts under which Company Assumes Indemnification

SCHEDULE 3.12(m)           Infringement of Company Intellectual Property

SCHEDULE 3.13(a)           Agreements, Contracts and Commitments (not listed on SCHEDULE 3.12)

SCHEDULE 3.13(b)           Defaults under such Agreements, Contracts and Commitments

SCHEDULE 3.14              Interested Party Transactions

SCHEDULE 3.16              Litigation

SCHEDULE 3.17              Insurance

SCHEDULE 3.21              Brokers' And Finders' Fees; Third Party Expenses

SCHEDULE 3.22              Pending Applications and Government Reports

SCHEDULE 3.29              Outstanding Options, Warrants Or Convertible Securities

SCHEDULE 5.1               Pre-Closing Plan and Budget